Exhibit 99.1

Cable ONE Reports Third Quarter 2016 Results

Third Quarter Net Income Increases 7.5% and Adjusted EBITDA Grows 12.6%

November 2, 2016 – Phoenix, Arizona – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today reported financial and operating results for the three and nine months ended September 30, 2016.

Key third quarter highlights:

●

Net income was $20.9 million, an increase of 7.5% compared to the third quarter of 2015. Adjusted EBITDA[1] was $87.2 million, an increase of 12.6% year-over-year, with a net profit margin of 10.2% and an Adjusted EBITDA Margin[1] of 42.4%.

●

Net cash provided by operating activities was $68.0 million, a decrease of 12.3% year-over-year. Adjusted EBITDA less capital expenditures[1] was $60.8 million, an increase of 28.2% compared to the third quarter of 2015.

●	Residential data revenues were $86.8 million, an increase of 18.8% year-over-year.

●	Business services revenues were $25.4 million, an increase of 13.2% year-over-year.

●	Residential data and business services revenues grew to 54.6% of total revenues compared to 48.2% in the third quarter of 2015.

●	Total revenues were $205.5 million, an increase of 3.7% from the third quarter of 2015.

●	Non-video customers grew to 49% of total customers from 42% in the third quarter of 2015.

“Our strong financial performance generated over the past year continued in the third quarter,” said Tom Might, Chairman and CEO of Cable ONE. “Our Adjusted EBITDA margins have increased more than 300 basis points from 39.1% to 42.4% during the last year, fueled by our residential HSD and Business Services revenue growth.”

1 Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Metrics.”  Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA less capital expenditures are reconciled to net income in the Financial Results table of this press release, and Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the Reconciliation of Non-GAAP Measure table of this press release.

Financial Results	(Unaudited and $ in '000s, except per share data)
	Three Months Ended September 30,
	2016	2015	$ Change	% Change
REVENUES
Residential Data	$86,797	$73,074	$13,723	18.8%
Residential Video	73,841	81,209	(7,368)	(9.1)%
Residential Voice	10,475	11,950	(1,475)	(12.3)%
Business Services	25,406	22,436	2,970	13.2%
Advertising Sales	6,460	7,271	(811)	(11.2)%
Other	2,557	2,275	282	12.4%
Total Revenues	205,536	198,215	7,321	3.7%
COSTS AND EXPENSES
Operating (excluding depreciation and amortization)	76,691	75,291	1,400	1.9%
Selling, general and administrative	48,807	47,820	987	2.1%
Depreciation and amortization	36,218	36,108	110	0.3%
Total Operating Costs and Expenses	161,716	159,219	2,497	1.6%
Income from Operations	43,820	38,996	4,824	12.4%
Other (Expense), net	(3,200)	(7,701)	4,501	(58.4)%
Income Before Income Taxes	40,620	31,295	9,325	29.8%
Provision for Income Taxes	19,746	11,883	7,863	66.2%
NET INCOME	20,874	19,412	1,462	7.5%
Net Income per Common Share (Diluted)	$3.63	$3.30	$0.33	10.0%
Net Profit Margin	10.2%	9.8%

Plus: Interest expense, net	7,529	7,804	(275)	(3.5)%
Provision for income taxes	19,746	11,883	7,863	66.2%
Depreciation and amortization	36,218	36,108	110	0.3%
Equity-based incentive compensation expense	3,187	2,054	1,133	55.2%
Loss (gain) on deferred compensation	358	(490)	848	(173.1)%
Other income, net	(4,329)	(103)	(4,226)	NM
Acquisition-related costs	2,512	-	2,512	NM
Loss on disposal of fixed assets	1,060	216	844	NM
Billing system implementation costs	-	540	(540)	(100.0)%

Adjusted EBITDA	87,155	77,424	9,731	12.6%
Adjusted EBITDA Margin	42.4%	39.1%

Less: Capital expenditures	26,320	29,977	(3,657)	(12.2)%
Adjusted EBITDA less capital expenditures	$60,835	$47,447	$13,388	28.2%

Operating Statistics	As of September 30,		YOY Change
	2016	2015	TOTAL	%

HOMES PASSED	1,656,860	1,638,750	18,110	1.1%

TOTAL CUSTOMERS
Total	658,088	667,385	(9,297)	(1.4)%
Non-video	324,352	282,883	41,469	14.7%
Percent of Total	49%	42%

RESIDENTIAL CUSTOMERS	607,399	621,152	(13,753)	(2.2)%
Data	466,668	457,973	8,695	1.9%
Video	315,589	366,294	(50,705)	(13.8)%
Voice	100,510	115,264	(14,754)	(12.8)%
PSUs	882,767	939,531	(56,764)	(6.0)%

BUSINESS CUSTOMERS	50,689	46,233	4,456	9.6%
Data	43,905	38,892	5,013	12.9%
Video	13,797	14,513	(716)	(4.9)%
Voice	17,695	15,511	2,184	14.1%
PSUs	75,397	68,916	6,481	9.4%

PENETRATION
Data	30.8%	30.3%		0.5%
Video	19.9%	23.2%		(3.4)%
Voice	7.1%	8.0%		(0.8)%

SHARE OF THIRD QUARTER REVENUES
Residential Data	42.2%	36.9%		5.3%
Business Services	12.4%	11.3%		1.1%
Total	54.6%	48.2%		6.4%

ARPUs - THIRD QUARTER[1]
Residential Data	$62.07	$53.22	$8.85	16.6%
Residential Video	$76.85	$72.05	$4.80	6.7%
Residential Voice	$34.18	$33.77	$0.41	1.2%
Business Services	$168.80	$164.40	$4.40	2.7%
Total Customers	$103.96	$98.66	$5.30	5.4%

ASSOCIATES	1,907	2,064	(157)	(7.6)%

[1] Calculated using average customer counts for the period.

Third Quarter 2016 Financial Results Compared to Third Quarter 2015

Revenues

Revenues increased $7.3 million, or 3.7%, due primarily to increases in residential data and business services revenues of $13.7 million and $3.0 million, respectively, partially offset by decreases in residential video and residential voice revenues of $7.4 million and $1.5 million, respectively. The declines in residential video and residential voice revenues were primarily attributable to residential video customer losses of 13.8% and residential voice customer losses of 12.8% for the 12 months ended September 30, 2016.

Residential data service revenues increased $13.7 million, or 18.8%, due primarily to a rate increase taken in the fourth quarter of 2015, an increase in residential data customers of 1.9% for the 12 months ended September 30, 2016, a reduction in package discounting and increased subscriptions to premium tiers by residential customers. Residential data service revenues now comprise 42.2% of our total revenues compared to 36.9% in the third quarter of 2015.

Residential video service revenues declined $7.4 million, or 9.1%, due primarily to residential video customer losses of 13.8%, partially offset by a broadcast television surcharge imposed in the second quarter of 2016.

Residential voice service revenues decreased $1.5 million, or 12.3%, due primarily to a decline in residential voice customers of 12.8% for the 12 months ended September 30, 2016 as more residential customers have discontinued landline voice service.

Business services revenues increased $3.0 million, or 13.2%, due primarily to growth in our business data and voice services to both small and medium-sized businesses and enterprise customers. Total business customer relationships increased 9.6% for the 12 months ended September 30, 2016. Overall, business services comprised 12.4% of our total revenues for the third quarter of 2016 compared to 11.3% of our total revenues for the third quarter of 2015.

Advertising sales revenues declined $0.8 million, or 11.2%, due primarily to the negative impact of decreased video customers on the number of viewers available to be reached by advertising spots.

Other revenues increased $0.3 million, or 12.4%, due primarily to an increase in reconnect fees and other miscellaneous revenue of $0.4 million, partially offset by a decrease in late charges revenue of $0.1 million.

Operating Costs and Expenses

Operating expenses (excluding depreciation and amortization) increased $1.4 million, or 1.9%, due primarily to a $2.9 million increase in non-programming operating expenses, partially offset by a $1.5 million decrease in programming costs, which primarily resulted from a 13.8% reduction in residential video customers. The increase in non-programming operating expenses was primarily attributable to increases in the net impact of changes in capitalized and contract labor of $1.3 million as the mix of plant-related labor shifted to repair and maintenance activities, fixed asset disposals of $0.8 million, backbone and Internet connectivity fees of $0.6 million, and software maintenance of $0.2 million. Operating expenses (excluding depreciation and amortization) as a percentage of revenues were 37.3% and 38.0% for the three months ended September 30, 2016 and 2015, respectively.

Selling, general and administrative expenses increased $1.0 million, or 2.1%, due primarily to increases in equity and cash-based incentive compensation of $3.2 million; acquisition-related costs of $2.5 million; and advertising and marketing costs of $1.3 million; partially offset by decreases in salaries, wages and benefits costs of $2.4 million due to decreased headcount and lower group insurance costs; processing costs for customer billing following the completion of our billing system conversion of $2.1 million; and general insurance costs of $1.2 million. Selling, general and administrative expenses as a percentage of revenues were 23.7% and 24.1% for the three months ended September 30, 2016 and 2015, respectively.

Other Expense, Net

Other expense, net decreased $4.5 million, due primarily to a $4.2 million net gain on the sale of a cable system.

Net Income

Net income increased $1.5 million, or 7.5%, due primarily to higher revenues from the increases in residential HSD and business services customers and the HSD rate increase taken in the fourth quarter of 2015 as well as the net gain on the sale of a cable system, partially offset by increased operating; selling, general and administrative; and income tax expenses incurred during the current quarter.

Adjusted EBITDA

Adjusted EBITDA of $87.2 million increased by 12.6%.

Capital Expenditures

Capital expenditures totaled $26.3 million and $30.0 million in the third quarters of 2016 and 2015, respectively.

Adjusted EBITDA less Capital Expenditures

Beginning in this press release, we have commenced reporting the non-GAAP financial metric “Adjusted EBITDA less capital expenditures.” We previously titled this non-GAAP measure “Free Cash Flow.” There have been no changes in the manner in which we calculate this measure, only the title of the measure. We believe this change enhances our disclosure and increases transparency, including the comparability of our results with our peers.

Adjusted EBITDA less capital expenditures was $60.8 million, an increase of $13.4 million, or 28.2%, from the third quarter of 2015.

Liquidity

During the nine months ended September 30, 2016, our cash and cash equivalents increased by $4.5 million versus the year ended December 31, 2015, and at September 30, 2016, we had approximately $123.7 million of cash on hand, compared to $119.2 million at December 31, 2015.

Operating Statistics

During the twelve months ended September 30, 2016, we had a reduction of 9,297 total customers, or 1.4%, due to a loss of 13,753 residential customers, representing a decline of 2.2%, partially offset by an increase of 4,456 business services customers, or 9.6%.

Conference Call

Cable ONE will host a conference call on Thursday, November 3, 2016 at 11 a.m. Eastern Time (“ET”) related to the contents of this press release.

Shareholders, analysts and other interested parties may register for the conference in advance at http://dpregister.com/10092693. Those unable to pre-register may join the call via the live audio webcast on the Cable ONE Investor Relations website or by dialing 1-844-378-6483 (Canada: 1-855-669-9657/International: 1-412-542-4178) shortly before 11 a.m. ET.

A replay of the call will be available from Friday, November 4, 2016 until Friday, November 18, 2016 on the Cable ONE Investor Relations website.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016, which will be posted on the “SEC Filings” section of the Cable ONE Investor Relations website at ir.cableone.net when it is filed with the U.S. Securities and Exchange Commission (the “SEC”).

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA less capital expenditures are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income or net cash provided by operating activities reported in accordance with GAAP. These terms, as defined by Cable ONE, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA less capital expenditures are reconciled to net income in the Financial Results table of this press release. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the Reconciliation of Non-GAAP Measure table of this press release.

“Adjusted EBITDA” is defined as net income plus net interest expense, provision for income taxes, depreciation and amortization, equity-based incentive compensation expense, loss (gain) on deferred compensation, other income, net, acquisition-related costs, loss on disposal of fixed assets and other unusual operating expenses, as defined in the Financial Results table of this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures” is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, provision for income taxes, changes in operating assets and liabilities and other unusual operating expenses, as defined in the Reconciliation of Non-GAAP Measure table of this press release, when used as a liquidity measure. The Company previously titled this measure “Free Cash Flow.”

The Company uses Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA less capital expenditures to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities and outstanding 5.75% senior unsecured notes due 2022 to determine compliance with the covenants contained in the facilities and notes. For the purpose of calculating compliance with leverage covenants, the Company uses a measure similar to Adjusted EBITDA, as presented. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA and Adjusted EBITDA Margin are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its shareholders.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies.

About Cable ONE

Cable One, Inc. (NYSE: CABO) is among the 10 largest cable companies in the United States. Serving more than 650,000 customers in 19 states with high-speed Internet, cable television and telephone service, Cable ONE provides consumers with a wide range of the latest products and services, including wireless Internet service, high-definition programming and phone service with free, unlimited long-distance calling in the continental U.S.

Contacts:

Trish Niemann	Kevin Coyle

Public Relations Director	CFO

602-364-6372	602-364-6505

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the cable industry and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Important factors that could cause our actual results to differ materially from those in our forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors:

●	rising levels of competition from historical and new entrants in our markets;
●	recent and future changes in technology;
●	our ability to continue to grow our business services product;
●	increases in programming costs and retransmission fees;
●	our ability to obtain support from vendors;
●	the effects of any significant acquisitions by us;
●	adverse economic conditions;
●	the integrity and security of our network and information systems;
●	our ability to retain key employees;
●	legislative and regulatory efforts to impose new legal requirements on our data services;
●	changing and additional regulation of our data, video and voice services;
●	our ability to renew cable system franchises;
●	increases in pole attachment costs;
●	the failure to meet earnings expectations;
●	the adequacy of our risk management framework;
●	changes in tax and other laws and regulations;
●	changes in GAAP or other applicable accounting policies; and
●	the other risks and uncertainties detailed in the section titled “Risk Factors” in our Annual Report on Form 10-K as filed with the SEC on March 7, 2016.

Any forward-looking statements made by us in this communication speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

Reconciliation of Non-GAAP Measure

	Three Months Ended
	September 30,
(in thousands)	2016	2015
Net cash provided by operating activities	$67,991	$77,490
Amortization of financing costs	(424)	-
Deferred income taxes	(3,893)	11,922
Gain on sale of cable system	4,165	-
Changes in operating assets and liabilities	(6,500)	(31,622)
Interest expense	7,529	7,804
Provision for income taxes	19,746	11,883
Loss (gain) on deferred compensation	358	(490)
Other income, net	(4,329)	(103)
Acquisition-related costs	2,512	-
Billing system implementation costs	-	540
Capital expenditures	(26,320)	(29,977)
Adjusted EBITDA less capital expenditures	$60,835	$47,447